Exhibit 99.1

3050 Spruce Street, St. Louis, MO 63103

Tel: (800) 521-8956 (314) 771-5765 Fax: (800) 325-5052 (314) 771-5757

News Release

From: Rakesh Sachdev	For questions, contact:
President and CEO	Kirk A. Richter
Vice President, Treasurer and Interim CFO
(314) 286-8004

Sigma-Aldrich Completes Acquisition of BioReliance

St. Louis, MO – January 31, 2012 – Sigma-Aldrich Corporation (NASDAQ:SIAL), a leading Life Science and High Technology company, announced it has completed its acquisition of BioReliance Holdings, Inc., a leading provider of global biopharmaceutical testing services, from Avista Capital Partners for $350 million in cash, subject to normal post-closing adjustments.

BioReliance provides critical services that include biologic, specialized toxicology and animal health testing to pharmaceutical, biopharmaceutical, diagnostics, and other life science customers worldwide. As a leading provider of biological safety testing, its service offering helps facilitate the development, manufacturing and commercialization of biological drugs and helps enable its clients to register their products worldwide. As a service provider of toxicology studies, BioReliance also enables its clients to launch new small molecule drugs worldwide. BioReliance employs over 650 people and is headquartered in Rockville, Maryland, with additional operations in Glasgow and Stirling, Scotland and sales offices in Tokyo, Japan and Bangalore, India.

“BioReliance’s global biopharmaceutical testing services will enable Sigma-Aldrich to build a specialized services platform that complements our existing products and technology strengths. It will expand our participation in the fast growing biological drug market and will help forge deeper and stronger strategic ties with existing and new customers,” said Rakesh Sachdev, President and CEO.

BioReliance will become part of SAFC, the custom manufacturing and services business unit of Sigma-Aldrich. Gilles Cottier, SAFC President commented, “The combination of BioReliance and SAFC provides a richer value proposition for the development and manufacture of biological drugs. By leveraging SAFC’s industrial media presence and BioReliance’s biological testing services, we can provide new and better end-to-end product solutions and services to our biopharmaceutical customers. The alliance also provides an opportunity to leverage our CompoZr® zinc finger nuclease (ZFN) technology with BioReliance’s Toxicology and Animal Health Services operations for the development of new assays, cell lines and animal models for the Research marketplace.”

BioReliance generated revenues of approximately $110 million in the year ended December 31, 2010 with double-digit growth expected in 2011. The acquisition is expected to be modestly accretive to Sigma-Aldrich’s diluted earnings per share in 2012. Sigma-Aldrich funded the acquisition with a combination of existing cash and credit facilities.

Cautionary statement: The foregoing release contains forward-looking statements that can be identified by terminology such as “opportunity to leverage”, “expanding”, “will”, “enable”, “expected” and variations of such words and similar expressions, or by expressed or implied discussions regarding potential future revenues, earnings and free cash flow from the acquisition of BioReliance. You should not place undue reliance on these statements. Such forward-looking statements reflect the current views of management regarding future events, and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. There can be no guarantee that the acquisition of BioReliance will achieve any particular levels of revenue in the future. In particular, management’s expectations regarding the acquisition of BioReliance could be affected by, among other things, unexpected regulatory actions or delays or government regulation generally; Sigma-Aldrich’s ability to obtain or maintain patent or other proprietary intellectual property protection; competition in general; government, industry and general public pricing pressures; the impact that the foregoing factors could have on the values attributed to assets and liabilities as recorded in its consolidated balance sheet, and other risks and factors referred to in Sigma-Aldrich’s annual and quarterly reports on Form10-K and Form 10-Q on file with the US Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. Sigma-Aldrich does not undertake any obligation to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Its biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. Sigma-Aldrich has customers in life science companies, university and government institutions, hospitals and industry. Over one million scientists and technologists use its products. Sigma-Aldrich operates in 40 countries and has 8,300 employees providing excellent service worldwide. It is committed to accelerating customer success through innovation and leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit its award-winning web site at www.sigma-aldrich.com.

About SAFC®: SAFC is the custom manufacturing and services business unit of Sigma-Aldrich Corporation. It recognized as a top 10 global fine chemical supplier and trusted manufacturer of specialty chemicals and biologics for the life science and high technology industries. Utilizing global “Centers of Excellence” and dedicated manufacturing facilities, SAFC can often resolve development and manufacturing challenges and accelerate the production of custom materials. Its rich portfolio includes high-purity inorganic materials for high technology applications, cell culture products, services for biopharmaceutical manufacturing and biochemical production, and complex, multi-step organic synthesis of APIs and key intermediates. For more information about SAFC, visit www.safcglobal.com.

Sigma-Aldrich, SAFC and CompoZr are registered trademarks of Sigma-Aldrich Co. LLC.

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